JANUARY 09, 2015 / 03:00PM GMT, VOXX - Q3 2015 VOXX International Corp Earnings Call

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VOXX - Q3 2015 VOXX International Corp Earnings Call

EVENT DATE/TIME: JANUARY 09, 2015 / 03:00PM GMT

CORPORATE PARTICIPANTS
Glenn Wiener GW Communications - IR
Pat Lavelle VOXX International Corporation - President & CEO
Michael Stoehr VOXX International Corporation - SVP & CFO

CONFERENCE CALL PARTICIPANTS
Sean McGowan Needham & Co. - Analyst
James Medvedeff Cowen and Company - Analyst
Scott Tilghman B. Riley & Co. - Analyst
Brian Cowen Busey Capital - Analyst
Bob Evans Pennington Capital - Analyst
Gary North GS North Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen welcome to the VOXX International conference call. (Operator Instructions). As a reminder, this conference call is being recorded. I'll now introduce your host for today's conference, Mr. Glenn Wiener. Please go ahead, sir.

Glenn Wiener - GW Communications - IR

Thank you, Ashley and good morning, everyone. I'd like to start by wishing you all happy new year. Welcome to VOXX International's fiscal 2015 third-quarter and nine-month results conference call. Today's call is being webcast from our website, www.voxxintl.com and can be accessed from the Investor Relations section of this site. We also have a replay available for those who are unable to join us this morning, which should be up within the next hour. We filed our Form 10-Q and issued our press release yesterday after the market closed and both documents can be found on our website again in the Investor Relations section under SEC filings and news releases respectively. This morning, we also issued a press announcement regarding our presentation at the Needham conference next week and we have several events scheduled throughout the course of the year.

Now before turning the call over to Pat, I'd like to remind everyone that, except for historical information contained herein, statements made on today's conference call and webcast that would constitute forward-looking statements may include certain risks and uncertainties. The Company assumes no responsibility to update any such forward-looking statements and risk factors associated with our business are detailed in our Form 10-K for the fiscal year ended February 28, 2014. The forward-looking statements are based on currently available information. At this time, I'd like to turn the call over to our President and CEO, Pat Lavelle. Pat?

Pat Lavelle - VOXX International Corporation - President & CEO

Okay, thank you, Glenn. Good morning, everyone. As you may know, today is the last day of the Consumer Electronics Show in Las Vegas and we had a very positive response to the products we debuted this year and the ones that we will be introducing shortly. These products as well as programs under development have us optimistic with our potential over the coming year.

Yesterday, we reported our fiscal third-quarter results. While sales came in lower than expected, our gross margins increased as anticipated and we continue to manage our costs resulting in an operating profit that was slightly ahead of last year's third quarter. As many of you have probably seen from holiday reports, industry sales were better this year and I think better than some retailers had planned and this bodes well in our outlook for next year as the economy and the consumer spending appear to be moving in the right direction. However, in years past, we've seen a very tepid retail environment and as a result took a cautious approach in our buying programs, which will curtail some fourth-quarter sales.

I'll begin today with a brief recap of our results and then discuss our outlook for the remainder of the year, as well as some of the new products and programs we have on tap. As I indicated on our second-quarter call, sales will be down from last year due to weakness that we had seen in preholiday consumer spending, delays in product launches and the temporary suspension of OE programs that have impacted this year. Based upon this, projected sales for fiscal 2015 are now set at approximately $760 million to $770 million. However, we are increasing gross profit guidance to approximately 30% and overhead will be up close to 2%, down from the 4% to 5% I initially guided to.

Now let me start with our results. Our third-quarter sales declined $22.5 million over last year. The majority of the declines were in our Premium Audio segment and in our OEM lines and I will address both. The Premium Audio third-quarter sales were off a little over $11 million, but our gross margins increased 290 basis points. As I indicated on our last call, the margin improvement was anticipated as we delivered our new Klipsch Reference Series and Jamo Concert Series speakers. For the nine months, sales were down $18 million and gross margin, while down slightly for the nine months, will be flat with last year.

Throughout the year, our Premium Audio segment has been impacted as we transition to make way for new product launches. Lower industrywide pricing for soundbars, music centers and Bluetooth speakers are also impacting sales. According to NPD reports, average selling prices have dropped by 46% and 44% for soundbars and wireless streaming products respectively. This has led us to concentrate on growing our high-end separates business and the commercial and custom installation businesses where margins are more stable.

Also impacting sales was the launch of our Klipsch music centers in the third quarter last year, which spiked sales of those products as we filled the pipeline. This year, Q3 sales of those items followed more normal purchasing patterns. And finally, we transitioned to UPP pricing to protect our margins and pulled several Klipsch products from a number of online outlets. All of these factors contributed to lower sales this quarter; however, we are not overly concerned as we believe the steps we took in recent months and the new products that are delivering have us positioned well at both retail and online.

Our custom installation channel has improved this year driven by our high-end Reference and Palladium speakers. This product category represents an area of additional growth for us. In commercial installation, we're up for the year, maintaining our accounts and looking to expand further in the coming years as our customers have retrofits of existing theaters and new construction in the planning stages.

Within Automotive, sales were off $7.3 million and $13.1 million for the three and nine months. There are three primary reasons for this. I have previously talked about two issues on the OEM level. One, the revised safety requirements at one of our OEMs, which delayed the launch of a program that was slated to begin earlier this year and the second, the retrofit of an existing program that resumed production in November. These combined to impact our business over the nine months by approximately $9 million.

Second, last year, we enjoyed a huge launch with an OEM customer for rear seat entertainment products. The program is running and doing well, but the year-over-year impact when comparing sales during launch to normal run rate is approximately $3.3 million.

And third, as we indicated last quarter, we have essentially stopped doing business in Venezuela and the year-over-year impact of that has been approximately $3 million. In addition, the euro impact for the third quarter was significant as in Q3 fiscal 2014 the euro was at $1.35 versus $1.27 this quarter. The lower euro has impacted Q3 sales by approximately $3.2 million in this segment. These factors actually contributed to more than the year-over-year decline, about $18 million in total and masked some of the positives. And a few positive takeaways, we initially budgeted Hirschmann sales to be down, driven by the transition of our DTV tuner to the next generation model, but we've had better sales of existing products and higher call-offs, which have helped offset this.

Our antenna business is growing and we expect this to continue especially as more and more cars incorporate wireless 3G and 4G technologies. We've won new programs with Audi and Volkswagen, have other programs underway and have several large RFQs pending. Our remote start business is doing well, up slightly for the year and in rear seat entertainment, we began a program with a new OEM customer during the third quarter.

One other point is the positive improvements in our gross margins, up 270 and 290 basis points for the three and nine-month comparisons. We're experiencing substantially better absorption in our manufacturing facilities and we've also had gains due to product mix. With some new programs coming on board this year, margins have also been favorably impacted. Although as programs mature, they will come down. This is standard with OEMs and built into our contracts. New technologies we're working on should help offset this as it does in virtually every product cycle.

In our Consumer Accessories segment, our sales were down $4 million in the third quarter and $3.6 million for the nine months. Up until the holiday season, we saw softness at retail and as I mentioned in my opening remarks, we were very cautious in our buying programs for the third quarter. Sales of 808 Audio, which we launched last year, are doing very well, placed in Walmart, Office Depot, Meijer, P.C. Richards, Fry's, Target.com and Amazon.com and in the premium incentive channel and numerous college bookstores. Reception products are also up for the year due mostly to the expanded distribution and we have a number of new products coming to market for next fiscal year. Our European accessory sales are up 21% on a euro basis.

Moving on, on a consolidated basis, our third-quarter gross margins improved 290 basis points and mainly due to the transition of product mix and new product launches. Margins for the year are now at 29.7%, 70 basis points over guidance. Our expenses were roughly flat, up about 1% and well under budget. So despite lower sales, we were able to post a modest gain in operating income for the quarter. Mike will get into the other financial details. I have focused on ones that have been driving our sales and margins throughout the year.

Looking ahead, we resumed OEM shipments that have been on hold and we believe it will be positive improvement based on new programs that have recently started. The new Reference series is loaded in at several retailers, including Best Buy, but nationwide rollout will take time. The products are meeting with positive consumer response and we expect to start seeing restocking orders very soon.

We had a plan that limited launch of myris, the iris identification product, late in the third quarter at Best Buy, Staples, HH Gregg, Fry's Electronics, TigerDirect and online at Apple.com. We've received some fantastic product reviews upon launch and myris was included in a year-end Wall Street Journal report as one of the technologies that will change your life forever. As demand grows, we expect to increase production throughout fiscal 2016. While retail is a key component to consumer awareness, we believe the big play is in the enterprise market and that will be a multiyear strategy. We anticipate seeing our first enterprise models early this spring.

Despite the lower top-line outlook, gross margins are improving tracking to 30% and overhead will only be up about 2%. While I truly believe we were on track for modest growth this year, we had a number of unforeseen events and delays that have impacted sales. We're addressing them all and we're improving the areas that are within our control.

Before I turn the call over to Mike, I would like to say we had a very good show at CES. You can look at all of our product releases on our website, so I won't go through each one. We have a number of opportunities. Our new Reference series, new Jamo series, Singtrix, new OEM programs, our asset tracking technology, new rear seat entertainment products, 360fly, myris, new 808 Audio products and more and with the US economy improving and Europe holding steady, we see potential for growth across all of our business segments. Cash is being strategically deployed. We're profitable and generating cash flow and our balance sheet continues to improve. I'll turn the call over to Michael now and when he is through, we will open it up for questions. Michael?

Michael Stoehr - VOXX International Corporation - SVP & CFO

Thanks, Pat. Good morning, everyone. We've already provided sales and margin details, so I'll cover expenses, income, EBITDA and our balance sheet. All comparisons are for the three and nine months ended November 30, 2014 and 2013 unless noted. First, our operating expenses. Operating expenses for the comparable third quarters were flat, $52.3 million versus $52.2 million. Selling expenses declined by $1.4 million, or 9.3%, due mostly to lower commissions and salaries and the increase in trade show expenses were more than offset by our lower advertising expense as some program launches shifted into fiscal year 2016. G&A expenses declined by $1.8 million, or 5.8%, due primarily to the cost controls we've put in place. Executive management salaries and related benefits, lower taxes and licenses and lower insurance and professional fees helped reduce G&A and this was offset somewhat by higher office salaries and related office expenses.

Our engineering and technical support expenses increased by $3.4 million, up 58.6%. We have been staffing up primarily in engineering to support our Automotive business. Our R&D spend is up approximately $2.3 million. The increase in our spend relates to investments in programs we are working on as we're finishing up product development related to programs slated to begin at the end of this calendar year and into next year.

For the nine-month comparisons, operating expenses were up $1.9 million, or 1.2%. Selling expenses increased $500,000. Commissions declined due to lower sales volumes and payroll benefits were down, as well as T&E. This was offset by higher sales and salaries in our Automotive group as we are staffing for business growth, higher payroll taxes and an increase in both advertising and tradeshow expenses associated with new product launches in our Premium Audio and Consumer Accessories segments.

G&A expenses declined $1.1 million. Similar to the three-month comparisons, executive management salaries and related payroll benefits decreased as did insurance costs offset by higher office salaries, T&E payroll taxes and professional service fees. Occupancy costs also increased in the nine-month period and this is primarily in our Automotive group. This was offset by lower stock-option expenses. Engineering and technical support increased $3.9 million to support new OEM programs as I just noted. And in fiscal year 2014, we incurred $1.3 million in restructuring expenses related to our buildings and systems consolidation.

As Pat indicated, fiscal year 2015 expenses are now expected to be up only approximately 2% year-over-year as compared to the 4% to 5% we initially projected and the 3% to 3.5% we guided to last quarter. Operating income for the three months was $16.6 million for both periods. We were able to post operating income that matched last year due to the improvements in gross margins, which helped offset lower sales volume. Note that though the first six months of the year our operating income was down $5 million principally as a result of lower sales and no improvements in gross margin. For the nine-month period, operating income was $17.3 million versus $22.2 million. For the three-month comparison, there was little change in interest and bank charges, $1.8 million for both periods and equity income and our equity investees, which relates to our ASA joint venture, was $1.2 million versus $1.5 million. As we mentioned in our previous calls, we will not repeat the other income from special situations which we had last year.

Other net was $5.3 million in last year's fiscal third quarter and includes $4.3 million for unanticipated customer settlements, the recovery of $900,000 that was owed to Klipsch and other miscellaneous factors versus $142,000 in fiscal 2015 third quarter. For the nine-month comparisons, we reported total other expenses of $5.2 million versus other income of $10.5 million, a $15.7 million swing. Minor impacts stem from interest in bank charges, which declined by $600,000 as we continue to pay down debt. And equity income investees was $4.6 million versus $4.8 million. The biggest impacts came in other net.

In fiscal year 2015, the largest shift was the $6.7 million loss, which represents the remeasurement of our Venezuelan bonds as of August 31, 2014 and other net in last year's fiscal nine-month period included net income of $9.2 million, which was the result of an unanticipated settlements, a class-action lawsuit settlement. This recovery is offset by (inaudible) tax settlement.

For both the three-month and nine-month period, net income was favorably impacted by higher gross margins and tax recoveries offset by lower other income and expenses in sales volume. And as a result, we reported net income of $15.6 million versus $15.4 million and net income per diluted share of $0.64 versus $0.63 when comparing fiscal 2015 and 2014 third quarters.

For the nine-month period comparisons, net income was $13.4 million or $0.55 per diluted share versus $22.4 million or $0.93 per diluted share. As for EBITDA, reported EBITDA for fiscal year 2015 third quarter of $22.2 million versus $27.7 million. Adjusted EBITDA for fiscal 2015 third quarter was $22.4 million versus $23.5 million last year, which included the unanticipated customer settlement of $4.3 million and minor adjustments related to stock-based compensation. For the nine-month period, EBITDA was $29.3 million in fiscal year 2015 versus $50.3 million in fiscal year 2014 and adjusted EBITDA for the nine-month fiscal 2015 was $36.3 million versus $42.7 million last year. Fiscal 2015 takes into account the $6.7 million for the loss due to the Venezuelan remeasurements and approximately $300,000 in stock-based compensation. The adjustments for the nine months of 2014 included an unanticipated customer settlement, legal settlements and recoveries, relocation and restructuring charges and stock-based compensation.

Now for our balance sheet. Our cash position as of November 30, 2014 was $11.1 million versus $10.6 million as of February 28, 2014. We continue to manage our inventory position and as of November 30, 2014, our inventory was $153 million versus $160.9 million as of November 30, 2013 and $144.3 million as of February 28, 2014. Our total debt as of November 30, 2014, which is inclusive of all mortgages and capital leases, stood at $102.8 million compared to $115.3 million as of February 28, 2014, an improvement of $12.5 million as compared also to $140.9 million as of November 30, 2013, a year-over-year improvement of $38.1 million. The 11/30/15 total debt includes funds used for investments and $6 million in EyeLock and EyeSee360, as well as $2.6 million in stock repurchases.

Our domestic bank obligations were $76.6 million; that is at November 30, 2014. This compares to $88 million as of February 28 and $115.3 million as of November 30, 2013. Our debt position tends to come down after our third quarter, which is our busiest selling season and we expect to end the fiscal year with total worldwide bank obligations of approximately $65 million to $70 million and total debt of $91 million.

In closing, and to reiterate Pat's comments, one, yes, our sales for the year will be lower than expected and Pat covered the reasons why. Our margins, which we guided to 29%, are 29.7% through the nine months and should come closer to the 30%, which is our stated stretch goal. Our overhead will be up approximately 2% or less this year and will be driven by increases in R&D and engineering in our Automotive groups, which is positive for our future business, though it takes away from profitability this year. EBITDA adjusted to Venezuela, which is not a cash item, should come into approximately $42 million.

Our CapEx estimate, previously $12 million to $13 million, does not include the now planned $4.5 million investment for our new facility project and our Automotive group, which we'll be announcing shortly. Taking this into account, our free cash flow for fiscal year 2015 will now be $17.5 million.

During the third quarter, we repurchased approximately 315,000 shares of our common stock on the open market and currently have over 1.4 million shares remaining under the authorization program. Our balance sheet is improving and we have sufficient availability to execute our strategy and continue to make acquisitions should the right ones materialize at the right value.

This concludes our prepared remarks and we're ready to open up the call for questions. Pat?

Pat Lavelle - VOXX International Corporation - President & CEO

Thank you, Mike.

Glenn Wiener - GW Communications - IR

Operator, we're ready for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Sean McGowan, Needham.

Sean McGowan - Needham & Co. - Analyst

Hi, guys, how are you? A couple of questions. Pat, how quickly do you think some of these suspended OEM programs can bounce back? Specifically if they are safety-related? Is that a multi-quarter issue or can that come back pretty soon?

Pat Lavelle - VOXX International Corporation - President & CEO

No, the safety issue has been resolved and we will be resuming -- actually we started in November resuming the two programs because the decision was to go back to the -- on the unit that had the safety issue, the decision was to go back to the former model we were supplying them so that and then the one that we had to redo some functionality on both resumed in November. So we'll see -- that $9 million that we missed during this period should start to resume -- started up again in November and we should start to see those sales on a regular monthly basis.

Sean McGowan - Needham & Co. - Analyst

Okay. And that $9 million was for the nine months?

Pat Lavelle - VOXX International Corporation - President & CEO

That was a nine-month -- yes, it was the nine-month -- it's about $1 million a month.

Sean McGowan - Needham & Co. - Analyst

Okay. And a couple of questions for Mike. What would you say is the gross margin outlook for the fourth quarter? You had a bit of pressure last year in the fourth quarter. I think a lot of that was related to factors that don't sound like they are repeating this year with excess inventories at retail. So do you expect to be back to the fourth quarter of 2013 levels or maybe higher?

Michael Stoehr - VOXX International Corporation - SVP & CFO

We will be at the 30% level that we talked about.

Sean McGowan - Needham & Co. - Analyst

Okay. And then last question, the tax benefit -- there seems to be a pretty significant tax credit in the quarter. Was that in line with -- and can you quantify it and was it in line with what you expected?

Michael Stoehr - VOXX International Corporation - SVP & CFO

Yes, if you look at the footnotes in the subsequent events in the second quarter, we were at the time going through a review with the IRS on positions we took on foreign tax credits and R&D credits. We were successful in that we had charged the Company's taxes $6.8 million and that was reversed in the third quarter.

Sean McGowan - Needham & Co. - Analyst

Okay. So it was $6.8 million. Okay. All right, thank you.

Michael Stoehr - VOXX International Corporation - SVP & CFO

It's in the taxes; you'll see it.

Sean McGowan - Needham & Co. - Analyst

Thank you.

Operator

James Medvedeff, Cowen and Company.

James Medvedeff - Cowen and Company - Analyst

Thanks. Good morning and good morning, guys, how are you? Okay, a couple questions here. Looking forward into just near-term stuff, how should we think about growth rates in the three segments for the fourth quarter?

Pat Lavelle - VOXX International Corporation - President & CEO

Well, when we look for the fourth quarter, I think you'll see -- we're looking down for the fourth quarter within the Accessory group due to some delayed programs that were supposed to fall into the fourth quarter that will now fall into the first quarter of next year. We do have -- one of our retailers has an inventory situation that will not affect us, but some of the orders that we had slated for the fourth quarter will also move into the first quarter as they move through the inventory. It's just that they are coming up on their year-end; they are a little heavy, so they are holding up on some orders. So we're anticipating a little bit down in our Accessory business.

The OEM business, some of the call-offs, some of the closed facilities in the December timeframe will impact us, but that could be offset by the increase that we see with the resumed programs. And then within our Premium space, we're thinking that we're going to be close with where we were last year and that's looking at the fourth quarter. Our operations in Mexico will be down and as we transition out of our own facility and into distribution there, but I think that is a better situation for the long haul for us and then we have a smattering of other smaller issues that may or may not affect sales in the fourth quarter as to whether or not product will be delivered before Chinese New Year and things like that.

James Medvedeff - Cowen and Company - Analyst

Great, thank you. And on expenses, also again thinking short term, you're guiding now to 2% or less growth in total expenses. Does that -- how should I take that? Should we see similar levels to the Q3 or more similar levels to year-over-year?

Pat Lavelle - VOXX International Corporation - President & CEO

It's going to be -- I would say we're projecting 2% for the year. We'll probably be a little bit up over Q3, but not by much.

James Medvedeff - Cowen and Company - Analyst

Okay, thanks. And then, finally, on the share repurchase -- I'm sorry -- on the balance sheet, so $91 million of debt a quarter from now would imply -- can you say where that's coming out of? It's about $18 million lower. No -- I'm sorry -- it's about $11 million lower and is that coming out of the -- are you paying down something specific?

Michael Stoehr - VOXX International Corporation - SVP & CFO

So that will be reduced on the bank lines as the working capital needs begin to contract from the fourth quarter.

James Medvedeff - Cowen and Company - Analyst

So I'm showing short-term debt and current portion is only $2 million in the quarter, at the end of the quarter.

Michael Stoehr - VOXX International Corporation - SVP & CFO

On November 30, yes.

James Medvedeff - Cowen and Company - Analyst

So the bank lines are reported as long-term debt apparently?

Michael Stoehr - VOXX International Corporation - SVP & CFO

Yes, they are. It's a five-year line of credit.

James Medvedeff - Cowen and Company - Analyst

Okay, great. I guess that's it for me. I'll get back in the queue. Thank you.

Operator

Scott Tilghman, B. Riley.

Scott Tilghman - B. Riley & Co. - Analyst

Thanks, good morning. I wanted -- first off, I just wanted to touch and make sure I heard you correctly, Mike. You said EBITDA guidance now is $42 million, down from $47 million?

Michael Stoehr - VOXX International Corporation - SVP & CFO

Yes.

Pat Lavelle - VOXX International Corporation - President & CEO

Yes.

Scott Tilghman - B. Riley & Co. - Analyst

Okay, thank you. Then a few line item questions. On G&A, last year, you talked about some of the restructuring efforts, but I thought most of those had been broken out as separate expenses. Were there any other one-time costs in the third-quarter G&A a year ago?

Pat Lavelle - VOXX International Corporation - President & CEO

No.

Scott Tilghman - B. Riley & Co. - Analyst

Okay. And then on the engineering side, obviously, you've been benefiting from some of the NRE the last few quarters. What are you expecting to receive in fourth quarter?

Pat Lavelle - VOXX International Corporation - President & CEO

Well, NRE payment's a part of the regular cycle of business that we do. I can't lay out exactly what it is that we're spending, but it would be normal with each one of the quarters. We have dates that we are required to deliver on certain milestones and based on delivering on those milestones, we are then paid the NRE. Right now, it looks as if most of the milestones that we are to achieve we will achieve. Maybe one or two will slide into the next quarter, but as far as NRE, it would be the normal pattern that you've seen.

Scott Tilghman - B. Riley & Co. - Analyst

Okay, so you had $2 million this quarter, $2.5 million last quarter, so somewhere in that ballpark?

Pat Lavelle - VOXX International Corporation - President & CEO

Pretty much so.

Scott Tilghman - B. Riley & Co. - Analyst

Okay. On advertising, you called out some of the delayed advertising expenditures. Is it possible to quantify what that will be as we head into next year?

Pat Lavelle - VOXX International Corporation - President & CEO

Well, the advertising expenses are related to the launches of some of our new programs. So as we get through the new programs, we will initiate the advertising programs and the kickoff spend and everything else for those programs. Depending upon what we introduced, yes, I couldn't do it for you right now, but, yes, we could analyze those expenses and indicate what quarters they will fall into.

Scott Tilghman - B. Riley & Co. - Analyst

That would be helpful. And then last, I just wanted to back into the guidance, a little back-of-the-envelope work here. It sounds like given the revenue guidance and the commentary around margins and expenses that you're looking at roughly a breakeven fourth quarter. Is that accurate?

Pat Lavelle - VOXX International Corporation - President & CEO

We expect to do better than breakeven.

Scott Tilghman - B. Riley & Co. - Analyst

Great, thank you.

Operator

[Brian Cowen], [Busey Capital].

Brian Cowen - Busey Capital - Analyst

Hey, guys, how are you? Just a quick question for clarity. You guys did $6.8 million on the tax. I know from the third-quarter or the last-quarter transcript, I think the number was going to be $5.9 million. So did you guys recognize all $6.8 million or maybe what was the delta between $5.9 million and the $6.8 million you guys recognized?

Michael Stoehr - VOXX International Corporation - SVP & CFO

It was the accrued interest that comes over a period of time for the taxes.

Brian Cowen - Busey Capital - Analyst

Okay. Great, okay, so really if I back that out, it's about $0.40 and then just a quick question, when I think about tax rate for the full year, I think you guys -- did you reiterate 36%?

Michael Stoehr - VOXX International Corporation - SVP & CFO

Right. What you're going to have to do on your model -- if you're doing -- the $6.8 million on the Venezuelan bonds is not used -- it can't be used for tax deductibility. So back it out when you use the effective real rate minus the $6.8 million.

Brian Cowen - Busey Capital - Analyst

Yes, that's what I'm getting at. Okay, perfect. That answers that question. And then just finally in regards to the gross margin, I appreciate you guys getting the 10-Q out so quickly, that actually is something lots of companies don't do and it's very helpful. But it leads me to this other question where it said segment experienced increase in margins due to the improved of high sales and the other area was decreasing warranty claims and increasing vendor rebates. Could you maybe segment out what that exactly meant, how much that benefited? And I didn't find that quote last year or in other Qs, so I was kind of curious what the benefit was and are those one-time in nature or did you change your warranty reserves? What was happening with vendors, could you explain that? Thanks.

Pat Lavelle - VOXX International Corporation - President & CEO

When we look at warranty, if you go back and you look at our experience over the last few years, you'll see our warranty costs continue to improve based on the quality of the products, the quality of the customer, the nature of the customer. As more and more of our business shifts over to OEM, the warranty costs will go down based on the requirements of becoming and being an OEM supplier.

Also, as Klipsch takes a bigger percentage of our sales, these are very, very high-end products and unlike some of the more traditional consumer electronic products, they are not returned by the consumer like normal consumer electronic products would be. Therefore, we are experiencing improvements in our warranty cost.

As far as vendor rebates and things like that, better rebates are many times tied to volume incentive rebates. If they do not achieve the volume levels that we've agreed with them at the beginning of the year, we will release those rebates back into income. This is normal in our fourth quarter as we accrue as if the account will achieve their warranty, I mean their volume goals. And if they don't, we would look at it, analyze it and then determine the position. So that would be normal, but it can change based on the kind of year the retailers are having.

Brian Cowen - Busey Capital - Analyst

Those are all good explanations. I mean considering that you did call it out, is there any way you could potentially say like it helped by 100 basis points? I'm just trying to get an apples-to-apples and then figure out how to model. Did you guys decide from an accounting standpoint to change the percentage on warranty this quarter so that -- I'm just trying to figure out an apples-to-apples and whether or not there was something in this quarter that helped margins by 100 basis points relative to just you guys deciding to make some slight changes.

Pat Lavelle - VOXX International Corporation - President & CEO

No, you're not going to see -- no, there wasn't any one-time change that improved things by 100 basis points.

Brian Cowen - Busey Capital - Analyst

Okay, great. Thank you very much. I appreciate it.

Operator

Sean McGowan, Needham.

Sean McGowan - Needham & Co. - Analyst

Thank you. Do you think that the timing of the release of the 360 camera, will that be able to capture the bulk of what you would think would be outdoor sales this year? There's got to be some seasonality to action cameras, right? So will that be out in time to capture what you think you'd like to capture?

Pat Lavelle - VOXX International Corporation - President & CEO

We believe so. We're slated for a spring launch and many of our customers do set new product in spring. So those are the dates that we're looking to launch on, which will catch dads and grads in the summer season and back to school and Christmas promo and all that stuff. So yes.

Sean McGowan - Needham & Co. - Analyst

Okay, a couple of others. It sounds like, if I do some calculation here, that your sales guidance for the fourth quarter is down. Obviously the full year is down, but it's more than just what we've seen through the nine months. So given the relatively better-than-expected sellthrough of some products, why would your sales guidance for the fourth quarter be less than it would have -- than what might have been applied 30, 90 days ago?

Pat Lavelle - VOXX International Corporation - President & CEO

Well, as we -- when we get into the latter part of the fourth quarter, we did have some product shortages that will affect sales in the fourth quarter because we moved out a little bit more than we anticipated and therefore the fourth quarter might be a little short on some categories, but there are some bigger impacts. We have a program for one of our outdoor speakers that is falling out of the fourth quarter and into the first quarter and as I indicated, we have a year-end close by one of our larger customers. We're watching their inventory very closely and has held up on some shipments that we had slated for the fourth quarter.

Sean McGowan - Needham & Co. - Analyst

Now when you were commenting on that earlier, I think you said it wouldn't affect you. Do you mean that this is -- that their inventory access is in other categories other than yours, but it's affecting you because their (multiple speakers)?

Pat Lavelle - VOXX International Corporation - President & CEO

The inventory is in ours, but generally at this time of the year, they look very hard at overhead and inventories and things like that and try to improve their position and that is affecting some sales. This particular one is in some of our very mature product categories, so we're not concerned from that standpoint because this -- it's one of our biggest marketshare categories and it's just moving sales from one quarter to the next.

Sean McGowan - Needham & Co. - Analyst

Okay. A last question for Mike. If the euro/dollar relationship stays where it is today, which is anybody's guess, can you quantify what the sales and maybe profit impact might be for the full year or for the fourth quarter rather? And obviously there's going to be more effect than what we saw in the third, right?

Pat Lavelle - VOXX International Corporation - President & CEO

The euro effect so far this year is a little over $4 million. Within our Automotive space, it's a little over $3 million. So the biggest component will fall on our Automotive sector.

Michael Stoehr - VOXX International Corporation - SVP & CFO

And that will impact some of the fourth-quarter sales.

Pat Lavelle - VOXX International Corporation - President & CEO

The fourth-quarter sales we're anticipating the euro alone should be somewhere around $2 million.

Michael Stoehr - VOXX International Corporation - SVP & CFO

So when we compare this year versus last year, that's part of the decline in the fourth quarter.

Sean McGowan - Needham & Co. - Analyst

Okay. Could you repeat that, Pat? Did you say you're anticipating that the euro effect would be $2 million?

Pat Lavelle - VOXX International Corporation - President & CEO

Yes, the euro effect for the fourth quarter, if things stay where they are, it looks to be like $2 million.

Sean McGowan - Needham & Co. - Analyst

And that's across all the segments?

Pat Lavelle - VOXX International Corporation - President & CEO

Yes.

Sean McGowan - Needham & Co. - Analyst

Okay, thank you very much.

Operator

James Medvedeff, Cowen and Company.

James Medvedeff - Cowen and Company - Analyst

Thanks for taking the follow-up call. So with different things that have slipped from Q4 into Q1 and the inventory program at the customer and the understocking or the cautious approach that you took to the buying pattern, it kind of makes it a little difficult to think about how Q1 of 2016 might look. And I know you're not guiding to that right now, but -- then that would impact -- how should I think about your comments about organic growth resuming next year in light of the fact that there should be a reasonable pickup of some slippage in Q1?

Pat Lavelle - VOXX International Corporation - President & CEO

Yes, well, I think a lot of -- some of these issues that I just talked about can be offset by a number of new launches that we have planned, inventory coming in on products that we introduced where we had very, very strong demand, where we will get some replacement inventory certainly within the first quarter. And then we also have the launches scheduled for some of the -- like 360 launches scheduled for the late first quarter and then some of the new products that we've introduced at the show -- our new Dolby Atmos 5.1 surround was received very, very well at the show. We are anticipating a spring launch.

So there's a number of other things that will offset some of the issues that are facing our fourth quarter that we anticipate will more than offset and help us start to turn this trend around. I'm certainly disappointed with the fact that our top-line revenue did not achieve what we are planning, but we have so many different projects in the queue that anyone could have some serious growth impact on us as we look at 2016 fiscal.

James Medvedeff - Cowen and Company - Analyst

Okay. I guess what I was asking more specifically if -- should we think about organic -- in addition to the organic growth from new products and so forth, how might the revenue that slipped from Q4 into Q1 -- how might that impact the growth rate next year?

Pat Lavelle - VOXX International Corporation - President & CEO

I don't think what's slipping from Q4 into Q1 is really going to be the thing that impacts us. I think the planned launches that we have -- when I look at year-over-year the planned launches that we have could give us some substantial new sales that will get us back on a growth curve. We have other projects that we are waiting to hear, other RFQs that if we hear within the first or second quarter of next year, we will be able to catch sales in 2016 that will add to that. And some of these programs, as I indicated in the past, are significant.

To me what slips from the fourth quarter into the first quarter is not the issue that's going to give us any growth; it's the delivery and the launches of many of the projects that we've started here at the show. Some of the RFQs that we have been working on now for a number of years that could come to fruition, those are the things that are really going to drive growth.

James Medvedeff - Cowen and Company - Analyst

Okay, thanks. And then my final question is on the asset tracking product. What is the status of that in terms of the development and any sort of customer feedback or sales outlook?

Pat Lavelle - VOXX International Corporation - President & CEO

The asset tracking program is one of the programs that I was just referring to. We've got a number of RFQs, we're working on a number of potentially strong deals and it's a little too early to tell, but we may see some programs hit next year that can drive good growth. Based on the Rotterdam show that we were at, we received some very, very good response to the new products, the solar-based products with a 15-year lifecycle. We received very good response on that. We are receiving a number of RFQs to quote. So that program is moving along well and like I said, if just one of the contracts we're working on hit, it will be significant dollars for us.

James Medvedeff - Cowen and Company - Analyst

Thank you.

Operator

(Operator Instructions). Bob Evans, Pennington Capital.

Bob Evans - Pennington Capital - Analyst

Good morning. Can you elaborate on what gives you the confidence on the 360 product that it will be launched this spring? It's been continually delayed and I just want to get a sense of where things are at.

Pat Lavelle - VOXX International Corporation - President & CEO

Right now, we can tell, based on the development of the software, where we are with that, that we are pretty confident that most of those issues have been worked out. We've got manufacturing scheduled and everything, so we're pretty confident that we're going to see a spring launch of that product. We've got a number of retailers, larger retailers that are anticipating that launch. So I fully expect that we will see something in the spring.

Bob Evans - Pennington Capital - Analyst

Okay. And this was asked by the previous analyst a little bit, but a different way of asking. Can you comment on again organic growth and what's a reasonable expectation? In the last couple of years now with a lowered guidance, we're down single digits in terms of revenue growth and the Street has got you up I think on the revised numbers up 10% for the next fiscal year, which seems aggressive. The EBITDA decline as well. Can you comment what is a reasonable expectation on organic growth and are you confident that you can grow because we were having that thought a year ago and it was different than expected?

Pat Lavelle - VOXX International Corporation - President & CEO

I'm not going to -- we're in the budget process now as we look at the next fiscal year, so I'm going to hold until we speak again on what our anticipated growth is, but, like I said, the confidence level that you see, if you were at the show and you saw the response to the programs that we have that are about to launch, we know that in some of the categories that we're about to launch that virtually every one of our retailers that carries let's say a competing product has indicated to us they will pick up our product when it launches. These are the things that we know that we're going to have to bring in inventory for so that we can satisfy those demands. So that's why it's giving us our confidence as we move into the year.

With some of the projects that we have, this year could be a breakout year, next year could be a breakout year if some of these larger contracts come to fruition. We believe that we are in good position to deliver. We believe that we're in a good position to win, but obviously until you win and secure the contract, it's an anticipation and that's where we are. As we look at next year, as we look at our launch dates, as we look at our inventory purchases or our manufacturing schedules, we will be able to tighten down on what we see the growth rate will be next year.

Now, that also gets offset by things that happen that are unforeseen. We didn't anticipate that the euro would take as much of an impact as it has and that will affect some of our conversion of top-line revenue and gross profit, but we're in that process right now. It's a little too early for me to comment on what we see as growth for next year, but we are confident coming out of the show.

Bob Evans - Pennington Capital - Analyst

Okay, thank you.

Operator

[Gary North], [GS North Company].

Gary North - GS North Company - Analyst

Yes, your new product launches that are lined up seem very, very favorable and I was just wondering if you have any plans on launching a fixed -- a security version of the 360 degree camera?

Pat Lavelle - VOXX International Corporation - President & CEO

Yes, we don't have anything right now because we're laser-focused on getting the action camera out, but the technology is very, very broad. There is many, many applications for the technology and we will be exploring all of that. Yes, we are getting questions for different applications based on the technology. We will explore all of that, yes.

Gary North - GS North Company - Analyst

Okay, great. Thank you.

Operator

Thank you and I'm not showing any further questions in queue. I'd like to turn the call back over to Pat Lavelle for any further remarks.

Pat Lavelle - VOXX International Corporation - President & CEO

Thank you. Thank you, everyone, for your interest in the Company. Like I said, coming out of the show, we've had some very good response to the new products that we've had. We've also won a number of awards. Our Dolby Atmos system home theater we expect to deliver in the spring. We believe that will start to reverse the trend on 5.1 surround. We did win a best tech award from Tech Trend magazine for our new WiSA wireless 5.1 surround. (inaudible) magazine gave us first place for our 808 headphones and our Hatteras outdoor speakers in their choice pics and Time magazine came out and gave us a 15th place finish as one of the most eye-catching exhibits here at the show and that's not bad considering there are 3,000 exhibitors here.

We are charged and excited going into fiscal 2016 and based on the success at the show, the interest in our products and new business secured during the show, we feel pretty good. So thank you for your support and interest in the Company and have a good weekend.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Everyone have a great day.

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